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                                                                       Exhibit 5

 November 26, 2001

 Verizon Communications Inc.
 1095 Avenue of the Americas
 New York, New York 10036

 Verizon Global Funding Corporation
 3900 Washington Avenue
 Wilmington, Delaware

 Ladies and Gentlemen:

 I have examined the Registration Statement on Form S-4 of Verizon Global Funding Corp. (the "Company") and Verizon Communications Inc. ("Verizon") on Form S-4 under the Securities Act of 1933, as amended, and the accompanying Prospectus pertaining to the offer to exchange $2,000,000,000 aggregate principal amount of Floating Rate Notes due 2002 registered under the Securities Act of 1933, as amended (the "Exchange Notes") for previously issued Floating Rate Notes due 2002 which were not so registered (the "Restricted Notes"). The Exchange Notes are supported as to payment of principal and interest pursuant to the terms of a Support Agreement dated as of October 31, 2000 between the Company and Verizon (the "Support Agreement").

 I, or attorneys under my supervision, have also examined the Company's Restated Certificate of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinions set forth below. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed exchange offer and the related issuance of the Exchange Notes.

 It is my opinion that:

 1. the Exchange Notes, upon the issuance and exchange thereof in the manner contemplated in the Registration Statement, will be legally and validly issued and will be binding obligations of the Company; and

 2. the Support Agreement is a legal, valid and binding obligation of the Company and Verizon.

 I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

 Very truly yours,


/s/ William P. Barr